SUB-ITEM 77M


                                     MERGERS

                           AIM COUNSELOR SERIES TRUST

               AIM FLOATING RATE FUND INTO AIM FLOATING RATE FUND

On December 6, 2005, the Board of Trustees of AIM Floating Rate Fund ("AFRF") approved an Agreement and Plan of Reorganization (the "Agreement"). On April 11, 2006, at a Special Meeting for Shareholders of AIM Floating Rate Fund ("Old Floating Rate Fund"), an investment portfolio of AFRF, shareholders approved the Agreement that provided for the conversion of Old Floating Rate Fund with AIM Floating Rate Fund ("New Floating Rate Fund"), an investment portfolio of AIM Counselor Series Trust ("ACST"), (the "Reorganization"). The Old Floating Rate Fund was structured as a closed-end interval fund that offered to repurchase its shares only on a quarterly basis into an open-end fund that permits redemption of shares on a daily basis. Pursuant to the Agreement on April 13, 2006, all of the assets of Old Floating Rate Fund were transferred to New Floating Rate Fund. New Floating Rate Fund assumed all of the liabilities of Old Floating Rate Fund and ACST issued Class A shares of New Floating Rate Fund to Old Floating Rate Fund's Class B shareholders that were not subject to an early withdrawal charge ("EWC"), Class B1 shares of New Floating Rate Fund to Old Floating Rate Fund's Class B shareholders that are subject to an EWC, and Class C shares of New Floating Rate Fund to Old Floating Rate Fund's Class C shareholders. The value of each Old Floating Rate Fund shareholder's account with New Floating Rate Fund immediately after the Reorganization was the same as the value of such shareholder's account with Old Floating Rate Fund immediately prior to the Reorganization. The Reorganization was structured as a tax-free transaction. No initial sales charge was imposed in connection with the Reorganization.


For a more detailed discussion on the Reorganization, please refer to the proxy statement that was filed on February 28, 2006 with the SEC under Accession number 0000950129-06-002056.